Exhibit 99.1

Quince Therapeutics Adopts Limited Duration Stockholders Rights Plan

SOUTH SAN FRANCISCO, Calif. – April 5, 2023 – Quince Therapeutics, Inc. (Nasdaq: QNCX), a biotechnology company focused on acquiring, developing, and commercializing innovative therapeutics that transform patients’ lives, today announced that its Board of Directors (the “Board”) unanimously approved the adoption of a limited duration stockholder rights plan (the “Rights Plan”) and declared a dividend distribution of one preferred share purchase right on each outstanding share of Quince’s common stock. The dividend distribution will be made on April 17, 2023, payable to stockholders of record on that date, and is not taxable to stockholders. The Rights Plan is effective immediately and has a one-year duration, expiring on April 5, 2024.

The Board adopted the Rights Plan following an unsolicited acquisition proposal and accumulation of Quince shares by certain investors. A Rights Plan will enable Quince’s Board and its management team to protect stockholders while fulfilling its fiduciary responsibilities to review and evaluate strategic alternatives intended to maximize long-term value for all Quince stockholders. This will include consideration for the company’s previously stated prioritization of in-licensing and acquisition activities, as well as alternative options and proposals, as warranted. The company is in the process of retaining a financial advisor to advise and assist the Board with respect to its strategic alternatives and potential transactions.

The Rights Plan is similar to other plans adopted by publicly held companies in comparable circumstances. The Rights Plan is intended to enable all stockholders to realize the long-term value of their investment in Quince. The Rights Plan will reduce the likelihood that any entity, person, or group gains control of Quince through open market accumulation without paying all stockholders an appropriate control premium or without providing the Board sufficient time to make informed judgments and take actions that are in the best interests of stockholders. The Rights Plan does not prevent the Board from engaging with parties or accepting proposals if the Board believes that it is in the best interests of the company and its stockholders.

Under the Rights Plan, the rights will become exercisable only if an entity, person, or group acquires beneficial ownership of 10% or more of Quince’s outstanding common stock in a transaction not approved by the Board (or 15% in the case of passive institutional stockholders). In the event that the rights become exercisable due to the triggering ownership threshold being crossed, each right will entitle its holder (other than the person, entity, or group triggering the Rights Plan, whose rights will become void and will not be exercisable) to purchase one one-thousandth of a share of a new series of junior participating preferred stock at an exercise price of $6.00. If a person or group acquires 10% or more of Quince’s outstanding common stock (or 15% or more in the case of passive institutional stockholders), each right will entitle its holder (other than such person or members of such group) to purchase for $6.00, a number of Quince’s common shares having a market value of twice such price. In addition, at any time after a person or group acquires 10% or more (unless such person or group acquires 50% or more) of Quince’s outstanding common stock (or 15% or more in the case of passive institutional stockholders), the Board may exchange one share of Quince’s common stock for each outstanding right (other than rights owned by such person or group, which would have become void).

601 Gateway Boulevard • Suite 1250 • South San Francisco • California • 94080

Quince Therapeutics

Prior to the acquisition by a person or group of beneficial ownership of 10% or more of Quince’s common stock (or 15% or more in the case of passive institutional investors), the rights are redeemable for $0.001 per right at the option of the Board.

Certain synthetic interests in securities created by derivative positions — whether or not such interests are considered to constitute beneficial ownership of the underlying common stock for reporting purposes under Regulation 13D of the Securities Exchange Act of 1934, as amended — are treated as beneficial ownership of the number of shares of Quince’s common stock equivalent to the economic exposure created by the derivative position.

Further details about the Rights Plan will be contained in a Form 8-K to be filed by the company with the U.S. Securities and Exchange Commission.

About Quince Therapeutics

Quince Therapeutics is a biotechnology company focused on acquiring, developing, and commercializing innovative therapeutics that transform the lives of patients suffering from debilitating and rare diseases. The company is actively seeking compelling clinical-stage assets available for in-licensing and acquisition to expand its development pipeline. For more information, visit www.quincetx.com and follow Quince Therapeutics on LinkedIn and @Quince_Tx on Twitter. Interest regarding in-licensing and acquisition opportunities can be directed to bd@quincetx.com.

Forward-looking Statements

Statements in this news release contain “forward-looking statements” that are subject to substantial risks and uncertainties. Forward-looking statements contained in this news release may be identified by the use of words such as “believe,” “expect,” “intend,” “goal,” “will,” “can,” “may,” “estimate,” ”plan,” “potential,” ”seek,” “positioned,” or other similar words. Examples of forward-looking statements include, among others, statements relating to its focus, objectives, plans and strategies; the success of the Rights Plan; and the ability of an entity, person, or group to gain control of Quince through open market accumulation of Quince’ stock. Forward-looking statements are based on Quince’s current expectations and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict and could cause actual results to differ materially from what the company expects. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, but are not limited to, the risks and uncertainties described in the section titled “Risk Factors” in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 15, 2023, and other reports as filed with the SEC. Forward-looking statements contained in this news release are made as of this date, and Quince undertakes no duty to update such information except as required under applicable law.

Quince Therapeutics Contact: Stacy Roughan Quince Therapeutics, Inc. Vice President, Corporate Communications & Investor Relations ir@quincetx.com	Media: Dan Gagnier & Riyaz Lalani Gagnier Communications quinceGFC@gagnierfc.com

601 Gateway Boulevard • Suite 1250 • South San Francisco • California • 94080